Exhibit 99.1

Phio Pharmaceuticals Announces New Clinical

Program to Study PH-762 for the Treatment of

Cutaneous Squamous Cell Carcinoma

Marlborough, Mass., December 21, 2022/PR Newswire/-- Phio Pharmaceuticals Corp., today announced it expects to file an IND in the US in the first half of 2023 for a Phase 1b clinical trial of its INTASYL™ compound, PH-762. Phio is a clinical stage biotechnology company whose proprietary INTASYL self-delivering RNAi technology is designed to make immune cells more effective in killing tumor cells. PH-762 has been shown to reduce the expression of PD-1, a protein that inhibits T cells’ ability to kill cancer cells. When administered intratumorally in preclinical models PH-762 primes an anti-tumor immune response, and inhibits tumor growth.

Phio is currently conducting a Phase 1b clinical trial of PH-762 for the treatment of advanced melanoma at the Gustave Roussy Institute, one of the largest cancer centers in Europe. Phio expects to commence a US Phase 1b clinical trial early in the 2nd half of 2023. The initial US trial is expected to focus on the treatment of cutaneous squamous cell carcinoma (cSCC) and other selected cutaneous malignancies, following successful regulatory review of the IND.

“Therapeutic interventions for cSCC are limited, and there is increasing unmet medical need. As cSCC tumors comprise approximately 51% of the total incidence of solid tumors in the US, excluding basal cell cancers, we recognize the growing need for alternative therapies for cSCC,” said Robert Bitterman, Phio’s Principal Executive Officer and Executive Chairman. Mr. Bitterman has over 25 years of executive leadership experience in the pharmaceutical and biologic life science industry with a proven track record in operations, finance and investor relations.

“While monoclonal antibody therapies (mAbs) are available for the treatment of cSCC, mechanistically they only block the interaction between PD-1 and PD-L1 on the cell surface. PH-762 also has the potential to address PD-1 inside the T cell, essentially further enhancing the activity of the T cell to kill the tumor cells,” said Dr. James Cardia, Phio’s Vice President of Scientific Operations. Dr. Cardia led the team that discovered INTASYL.

“PH-762 has the potential to meet a significant medical need in patients who have failed to respond to mAbs, as well as those with resectable and metastatic solid tumors,” noted Dr. Mary Spellman, Phio’s Medical and Clinical Development Advisor. “Phio is committed to advancing the study of PH-762 to provide a meaningful therapy for patients with a broad range of solid tumors.”

About INTASYL

INTASYL compounds are chemically modified siRNAs that are designed to provide efficient, spontaneous cellular uptake and potent, long lasting intracellular activity targeting a broad range of cell types and tissues. INTASYL drugs precisely target specific proteins that reduce the body’s ability to fight cancer, without the need for specialized formulations or drug delivery systems. INTASYL has demonstrated preclinical efficacy in both Direct-to-Tumor and Adoptive Cell Therapy (ACT) applications. In comparison to biologics and cell and gene therapies, INTASYL has a favorable pre-clinical toxicity and safety profile, and a streamlined chemical synthesis that reduces costs and offers substantial convenience to the prescriber and patient. Phio believes that INTASYL is the only self-delivering RNA interference (RNAi) technology focused on immuno-oncology therapeutics.

About Phio Pharmaceuticals

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. Phio believes that INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body’s ability to fight cancer, without the need for specialized formulations or drug delivery systems.

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For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance and include statements regarding the anticipated timing of our PH-762 IND application and subsequent Phase 1b clinical trial, the clinical focus of the anticipated Phase 1b clinical trial, and the anticipated results of such clinical trial. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by the ongoing coronavirus pandemic, military conflict between Ukraine and Russia, inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact Phio Pharmaceuticals Corp.
ir@phiopharma.com

Investor Contact
Ashley R. Robinson
LifeSci Advisors
arr@lifesciadvisors.com

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